Exhibit 99.1

MoneyGram to Transfer to NASDAQ

DALLAS (April 23, 2013) — MoneyGram International, Inc. (NYSE: MGI), a leading global money transfer company, announced today that it will move its stock listing to the NASDAQ Global Select Market from the New York Stock Exchange, effective May 13, 2013. The Company will continue trading under the ticker symbol “MGI.”

“Upon being listed on the NASDAQ, MoneyGram joins the world’s most innovative companies,” said Pamela H. Patsley, chairman and chief executive officer. “NASDAQ is a global leader in advanced trading technologies, which will provide our shareholders with cost-efficient trading opportunities. MoneyGram will also benefit from reduced listing fees. As an innovative leader in the money transfer and payments industry, we are excited to be a part of the NASDAQ.”

“We welcome MoneyGram to our growing list of leading companies that are innovators in their industries,” said Bruce Aust, executive vice president, NASDAQ OMX. “MoneyGram brings its customers closer by helping them send funds almost anywhere in the world through cash, bank account, online and mobile. Their versatility and forward thinking culture is perfectly aligned with NASDAQ’s family of listed companies.”

About MoneyGram International

MoneyGram, a leading money transfer company, enables consumers who are not fully served by traditional financial institutions to meet their financial needs. MoneyGram offers bill payment services in the United States and Canada and money transfer services worldwide through a global network of more than 310,000 agent locations – including retailers, international post offices and financial institutions – in 197 countries and territories. To learn more about money transfer or bill payment at an agent location or online, please visit moneygram.com or connect with us on Facebook

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MoneyGram:

Sophia Stoller

214-303-9923

media@moneygram.com

NASDAQ:

Jennifer Knapp

212-401-8916

Jennifer.knapp@nasdaqomx.com